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(OSI PHARMACEUTICALS LOGO)

                                              NEWS RELEASE


Contact:  OSI Pharmaceuticals, Inc.           Burns McClellan (representing OSI)
          Kathy Galante                       Kathy Jones, Ph.D. (media)
          Director                            Jonathan M. Nugent (investors)
          Investor & Public Relations         (212) 213-0006
          (631) 962-2000


                  OSI PHARMACEUTICALS ANNOUNCES SECOND QUARTER
                               FINANCIAL RESULTS
                    - CONFERENCE CALL AND WEBCAST TO FOLLOW -

MELVILLE, NEW YORK - MAY 11, 2004 -- OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced its financial results for the Company's second quarter ended March 31, 2004. The Company reported net losses for the second quarter and six month period of $49.7 million ($1.27 net loss per share) and $89.8 million ($2.31 net loss per share), respectively, compared to net losses of $27.2 million ($0.75 net loss per share) and $57.3 million ($1.57 net loss per share) for the second quarter and six month period, respectively, in the prior year.

A significant component of the Company's spending over the last several years has been the clinical development program for the Company's flagship product, Tarceva(TM). Subsequent to completion of the quarter, the Company announced a positive outcome in the pivotal Phase III study of Tarceva(TM) in lung cancer patients. Top-line results indicated that this Phase III study of Tarceva(TM) in previously treated patients with non-small cell lung cancer (NSCLC) met its primary endpoint of improving overall survival, with patients receiving Tarceva(TM) living longer than those in the placebo arm of the study. In addition, the trial also met secondary endpoints including improving time to symptomatic deterioration, progression-free survival and response rate.

"We believe that this top-line data firmly anchors Tarceva(TM) as the flagship clinical product around which we can continue to build a premier biotechnology organization delivering sustained growth and value creation for our shareholders," stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. "We look forward to working closely with the FDA to make this important new medicine available to cancer patients as soon as possible."

Revenues for the three and six months ended March 31, 2004 were $7.2 million and $18.6 million, respectively, compared to $7.6 million and $12.1 million for the respective prior year periods. Included in revenues for the current three and six month periods were sales commissions and product sales of $5.9 million and $16.1 million, respectively, compared to approximately $900,000
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for the prior year periods. The change in the Company's revenue mix from the prior year periods reflects the completion of its transition from a business centered on funded collaborative programs to one generating its own commercial revenue ahead of a projected launch of Tarceva(TM) in 2005.

Total operating expenses for the three and six months ended March 31, 2004 were $55.1 million and $105.0 million, respectively, compared to $35.1 million and $70.9 million, respectively, for the comparable prior year periods. The increases in the current year periods primarily related to an increase in selling, general and administrative costs, amortization of intangibles and cost of product sales. Included in cost of product sales for the current three and six month periods was a charge of $2.0 million related to certain excess inventory the Company acquired from Cell Pathways, Inc. in June 2003. As anticipated, the increase in SG&A cost was primarily related to (i) the expansion of the Company's commercial and administrative operations, (ii) the Company's share of increased marketing and commercialization costs relating to Tarceva(TM), and (iii) closing costs relating to the consolidation of the Company's Pennsylvania facility, acquired in the Cell Pathways acquisition. Amortization expense also increased by $3.9 million and $8.7 million for the three and six month periods, respectively, relating to the acquisition of marketing rights for Novantrone(R) and Gelclair(R). OSI also saw an increase in Other Expenses associated with the interest on convertible notes the Company issued in September 2003 and a decrease in the rate of return on investments.

PORTFOLIO HIGHLIGHTS FOR THE QUARTER

TARCEVA(TM)

The top-line data for Tarceva(TM) in the BR.21 trial represented the first time a non-chemotherapy agent has demonstrated a survival benefit in NSCLC. It was also the first controlled clinical study of a HER1/EGFR-targeted agent to have shown an improvement in survival in any disease setting. In addition to the top-line data, OSI also announced that detailed results of this international Phase III trial will be presented at the upcoming 2004 Annual Meeting of the American Society of Clinical Oncology (ASCO) in New Orleans, Louisiana from June 5 to 8.

OSI will work with the U.S. Food and Drug Administration (FDA) to complete the New Drug Application (NDA) for Tarceva(TM) during the summer of 2004 and the Company projects an approval (assuming a successful six-month priority review by the FDA) in the first quarter of calendar year (CY) 2005. In 2002, OSI was granted Fast Track status from the FDA for this NSCLC indication. As a result in January 2004, OSI initiated a "rolling" submission by submitting the completed pre-clinical and chemistry, manufacturing and controls (CMC) sections of the NDA to the FDA's Division of Oncology Drugs.

In March 2004, OSI announced it had initiated a Phase II randomized study of monotherapy Tarceva(TM) versus standard chemotherapy of previously untreated NSCLC patients with a poor performance status. This study is designed to evaluate monotherapy Tarceva(TM) as a therapeutic option to standard chemotherapy treatment for this high-risk sub-population of NSCLC patients.


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OSI-7904L

The Company also announced that the Phase II single-agent study of OSI-7904L in chemotherapy-naive gastric and gastroesophageal junction cancer patients has moved forward to its second stage. The study, having met the initial requirement of achieving at least three responses in the first 18 evaluable patients, will now enroll approximately 50 patients in Europe and the United States. The primary endpoint of this trial is response rate. This open-label, non-randomized study was initiated in October 2003.

OSI-7904L is a liposomal formulation of a potent thymidylate synthase (TS) inhibitor which is designed to improve activity by changing the drug exposure (pharmacokinetic) profile when compared to its non-liposomal formulation, thereby maintaining active concentrations of drug in the tumor for extended periods of time.

OSI-930

The Company has continued to advance OSI-930 through pre-clinical development (IND-track). OSI-930 is a co-inhibitor of the receptor-tyrosine kinases c-Kit and VEGFR and is designed to target proliferative and angiogenic signaling in selected tumors. It is the first de novo development candidate to arise from the Company's research organization since its re-structuring to focus on oncology research in the fall of 2002.

OSI-461

In February 2004, OSI announced it has expanded an ongoing Phase I dose escalating and pharmacokinetic trial of OSI-461 in patients with advanced solid tumors. This study has been amended to allow the Company to explore the possibility that administering OSI-461 with food may increase drug exposure levels achievable in humans following oral dosing of OSI-461. Data from this study are expected in the fourth quarter of CY2004. OSI-461 is also currently being evaluated in a series of preliminary Phase II studies in chronic lymphocytic leukemia, renal cell carcinoma and prostate cancer. OSI-461 is designed to be a selective apoptotic anti-cancer drug and is part of the technology platform OSI acquired from Cell Pathways in 2003.

CORPORATE HIGHLIGHTS FOR THE QUARTER

In April 2004, OSI announced that its Board of Directors approved an investment of up to an additional $40 million in its UK-based majority-owned diabetes and obesity subsidiary, Prosidion Limited. The first installment of $10 million was invested at a cost of $10 per share which gives OSI an 81% ownership position in the subsidiary (on a fully diluted shares outstanding basis). The investment was based on a pre-money valuation of Prosidion at $24 million. As an independent vehicle to pursue research in the diabetes and obesity areas, Prosidion has advanced small molecule drug candidates targeting glucokinase activation and glycogen phosphorylase inhibition to IND track status. These are scheduled to enter clinical trials in early 2005.

CONFERENCE CALL

The Company will host a conference call reviewing the Company's year-end financial results, product portfolio and business developments on May 12, 2004 at 10:00AM (Eastern time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively,


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please call 1-800-838-4403 (U.S.) or 1-973-317-5319 (international) to listen to the call. Telephone replay is available approximately two hours after the call through May 19, 2004. To access the replay, please call 1-800-428-6051 (U.S.) OR 1-973-709-2089 (INTERNATIONAL). The conference ID number is 354696.

ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and next-generation cytotoxic chemotherapy agents. OSI's most advanced drug candidate, Tarceva(TM), a small-molecule inhibitor of the HER1 gene, has successfully completed Phase III clinical trials for lung cancer and is subject to an ongoing rolling submission of an NDA. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others successful marketing of products, product pricing and third-party reimbursement, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM), OSI-7904L, OSI-461 and OSI-930 are investigational compounds and have not yet been determined safe or efficacious in humans for their ultimate intended use.

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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations                  Three Months Ended March 31,     Six Months Ended March 31,
                                                       ----------------------------     --------------------------
(Unaudited)                                                2004            2003            2004            2003
                                                           ----            ----            ----            ----
(In thousands, except per share data)
Revenues:
 Sales commissions and product sales ..............     $    5,941      $      887      $   16,082      $      887
 License and other revenues .......................          1,275           1,469           2,525           2,959
 Collaborative program revenues ...................             --           5,236              --           8,218
                                                        ----------      ----------      ----------      ----------
  Total revenues ..................................          7,216           7,592          18,607          12,064
                                                        ----------      ----------      ----------      ----------
Expenses:
  Cost of product sales ...........................          2,044              --           2,154              --
  Research and development ........................         26,721          23,773          50,826          51,996
  Selling, general and administrative .............         21,804          10,660          42,624          18,160
  Amortization of intangibles .....................          4,574             690           9,412             744
                                                        ----------      ----------      ----------      ----------
   Total expenses .................................         55,143          35,123         105,016          70,900
                                                        ----------      ----------      ----------      ----------
   Loss from operations ...........................     $  (47,927)     $  (27,531)     $  (86,409)     $  (58,836)

Other income (expense):
  Investment income - net .........................          1,427           2,233           2,914           4,902
  Interest expense ................................         (2,820)         (1,605)         (5,640)         (3,212)
  Other income (expense) - net ....................           (384)           (266)           (702)           (123)
                                                        ----------      ----------      ----------      ----------

Net loss ..........................................     $  (49,704)     $  (27,169)     $  (89,837)     $  (57,269)
                                                        ==========      ==========      ==========      ==========

Basic and diluted net loss per common share .......     $    (1.27)     $    (0.75)     $    (2.31)     $    (1.57)
                                                        ==========      ==========      ==========      ==========

Weighted average shares of common stock outstanding         38,985          36,448          38,935          36,431
                                                        ==========      ==========      ==========      ==========


Condensed Consolidated Balance Sheet                    March 31,     September 30,
(In thousands)                                             2004           2003
                                                           ----           ----
   Cash and investments securities (including
     restricted investments) ......................     $  335,299     $  404,147
                                                        ==========     ==========
   Total assets ...................................     $  500,179     $  591,502
                                                        ==========     ==========
   Total  stockholders' equity ....................     $  132,383     $  218,057
                                                        ==========     ==========